                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 2, 2003

                           ENCORE ACQUISITION COMPANY
             (Exact name of registrant as specified in its charter)


          DELAWARE                     001-16295                75-2759650
(State or other jurisdiction          (Commission              (IRS Employer
     of incorporation)                File Number)           Identification No.)


  777 MAIN STREET, SUITE 1400, FORT WORTH, TEXAS                    76102
     (Address of principal executive offices)                     (Zip Code)

       Registrant's telephone number, including area code: (817) 877-9955


Item 7.  Financial Statements and Exhibits

         (c) Exhibits

                  99.1     Press Release dated December 2, 2003

Item 9.  Regulation FD Disclosure

         On December 2, 2003, Encore Acquisition Company (the "Company") announced that it completed the sale of 1,060,000 shares of its common stock, at a price of $20.25 per share to the public, in connection with the underwriters' over-allotment option granted by Encore in connection with the public offering of its common stock previously announced on November 10, 2003.

         Net proceeds from the exercise of the over-allotment option were approximately $20.6 million, after deducting underwriting discounts and commissions of the offering. Encore used all of the net proceeds to repurchase 866,643 shares of Encore common stock from J.P. Morgan Partners (SBIC), LLC and 193,357 shares of Encore common stock from Warburg, Pincus Equity Partners L.P. The 1,060,000 shares were purchased by Encore at a price of $19.3775 per share and were retired upon repurchase. After giving effect to the repurchase, J.P. Morgan Partners (SBIC), LLC no longer beneficially owns any of Encore's common stock and Warburg, Pincus Equity Partners L.P. beneficially owns 24.5% of Encore's common stock.

         The press release and the above information are being furnished under
Item 9 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by the Company that the information in this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       ENCORE ACQUISITION COMPANY



Date: December 2, 2003                 By: /s/ Roy W. Jageman
                                           -------------------------------------
                                           Roy W. Jageman
                                           Executive Vice President,
                                           Chief Financial Officer and Treasurer



                                       2